Lighthouse Capital Management, Inc.
IA Policies and Procedures Manual
3/23/2005 to Current

Code of Ethics

Policy

Lighthouse Capital Management, Inc. recognizes its fiduciary duty to clients and the obligation of firm personnel to uphold that fundamental duty. Lighthouse Capital Management, Inc. upholds the principles of honesty, integrity, and professionalism and places the utmost importance on the firm's reputation.

All officers, directors and employees should hold to the following general principles:

●	The duty at all times to place the interests of clients first;
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The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an employee's position of trust and responsibility;

●	The principle that investment adviser personnel should not take inappropriate advantage of their positions;
●	The fiduciary principle that information concerning the identity of security holdings and financial circumstances of clients is confidential; and
●	The principle that independence in the investment decision-making process is paramount.

Failure to comply with the firm's Code of Ethics or applicable federal and state securities laws will result in disciplinary action, and may result in termination of employment.

All officers, directors and employees of Lighthouse Capital Management, Inc. are covered by this Code of Ethics and Lighthouse Capital Management, Inc.'s Policies and Procedures.

All persons covered by these policies are prohibited from:

●	Defrauding a client in any manner;
●	Misleading a client, including making statements that omit material facts;
●	Engaging in any manipulative practice with respect to any client;
●	Engaging in any manipulative practice with respect to any security, including price manipulation; or
●	Violating the firm's privacy policy.

Conflicts of interest or the appearance of conflicts with clients should be avoided by covered persons.

●	Favoritism of one client over another is prohibited.
●	Using knowledge about pending or currently considered securities transactions to personally profit is prohibited.
●	Investment personnel in a position to recommend or implement securities to clients must disclose any personal conflicts of interest to the Chief Investment Officer or Chief Compliance Officer.
●	Covered persons are prohibited from selling to or purchasing securities from clients.

Insider Trading. Covered persons are prohibited from:

●	Trading, either personally or on behalf of others, while in possession of material, nonpublic information about the security under consideration;
●	Communicating material nonpublic information to others in violation of the law; or
●	Violating the firm's Insider Trading Policy.

Personal Securities Transactions.

●	All covered persons are required to adhere to the firm's Personal Securities Transactions Policy.
●
All covered persons are prohibited from short-term trading in any mutual fund advised or sub-advised by
Lighthouse Capital Management, Inc. and must receive pre-clearance from the funds' Chief Compliance
Officer for redemptions or exchanges of fund shares within 30 days of purchase.

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Gifts and Entertainment. Covered persons must avoid conflicts of interest by not accepting inappropriate gifts, favors, entertainment or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. In addition:

●
Covered persons are prohibited from receiving gifts from existing clients, prospective clients, or any entity that does business with Lighthouse Capital Management, Inc. of more than de minimis value. Reasonable fees, travel and accomodations for conferences, continuing education or business meetings are excluded.

●	Covered persons are prohibited from giving or offering a gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with Lighthouse Capital Management, Inc. without pre-approval by the Chief Compliance Officer.
●	Covered persons are prohibited from giving or accepting cash to or from existing clients, prospective clients, or any entity that does business with Lighthouse Capital Management, Inc.
●	Covered persons are prohibited from providing or accepting extravagant or excessive entertainment to or from existing clients, prospective clients, or any entity that does business with Lighthouse Capital Management, Inc.
●	For purposes of this Code de minimis value will mean $100 or less.
●	Covered persons are prohibited from personally benefiting from referrals of clients to other professionals (e.g. accountants, lawyers, etc.)

Confidentiality. All covered persons should uphold the fiduciary premise that information concerning the identity of security holdings and financial circumstances of clients is confidential. In addition:

●	All covered persons should abide by the firm's Privacy Policy as to all clients, both natural persons and other entities.
●	All covered persons are prohibited from disclosing information about contemplated securities transactions or information regarding the firm's trading strategies except as required to effectuate securities transactions or other legitimate business purposes.

Portfolio Holdings Policy. Information about the Lighthouse Opportunity Funds’ portfolio holdings or holdings of other clients should not be distributed to any person unless:

●	The disclosure is required to respond to a regulatory request, court order or other legal proceedings;

●	The disclosure is to a mutual fund rating or, statistical agency or person performing similar functions who has signed a confidentiality agreement with the Fund or Lighthouse Capital Management, Inc.;

●	The disclosure is made to internal parties involved in the investment process, administration or custody of the client's account. For the Lighthouse Opportunity Fund, that would include but not be limited to U.S. Bancorp Fund Services, LLC (“USBFS”) and the Trust’s Board of Trustees;

●	The disclosure is (a) in connection with a quarterly, semi-annual or annual report that is available to the public or (b) relates to information that is otherwise available to the public (e.g. portfolio information that is available on a Fund’s website); or

●	The disclosure of Lighthouse Opportunity Fund holdings is made pursuant to prior written approval of the Chief Compliance Officer of Professionally Managed Portfolios ("PMP"), or the President or Treasurer of the Trust.

●	The disclosure is made to non-affiliated third-party vendors in the course of meeting the firm's record keeping requirements or to maintain the firm's electronic systems.

Any suspected breach of this obligation should be reported immediately to the Chief Compliance Officer of "PMP", or to the Chief Compliance Officer of Lighthouse Capital Management, Inc.

Outside Activities. Covered persons are discouraged from engaging in outside business or investment activities that may interfere with their duties with the firm. In addition:

●	Covered persons are prohibited from serving on the board of a public company in which the firm holds positions in the issuer for its clients.
●	Covered persons are prohibited from serving as trustee, executor, officer, director or general partner for clients.
●	The firm is prohibited from accepting as a client any entity for which a covered person serves as trustee, executor, officer, director or general partner.
●	Covered persons must disclose their outside business or investment interests to the Chief Compliance Officer.

Marketing and Promotional Activities. All oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way. All covered persons must adhere to the firm's Advertising Policy.

Background
On July 2, 2004, the Securities and Exchange Commission (SEC) adopted a new rule and rule amendments under Section 204 of the Investment Advisers Act of 1940 that require all registered investment advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. The SEC also adopted conforming amendments to rule 17j-1 under the Investment Company Act.

Responsibility

Christine M. Cobb is responsible for maintaining and updating the firm's Code of Ethics. The President of Lighthouse Capital Management, Inc. is responsible for enforcing its provisions.

Procedure

Procedures for implementing the Code of Ethics are included in the firm's Policies and Procedures Manual and other internal procedures.

All covered persons will be provided with a copy of the Code of Ethics and must acknowledge in writing their receipt and understanding of all provisions. All covered persons will be provided with any amendment to the Code of Ethics and must acknowledge in writing their receipt and understanding of any amendments.

All covered persons must certify annually that they have read, understood and complied with the Code of Ethics.

Lighthouse Capital Management, Inc. will maintain the following records in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five years;
●	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the calendar year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a covered person;
●	Reports of personal investment transactions by covered persons;
●	A list of the names of persons who are currently, or within the past five years were, covered persons;
●	A record of persons responsible for reviewing covered persons' reports currently or during the last five years; and
●	A copy of reports provided to the board of any mutual fund which Lighthouse Capital Management, Inc. advises regarding the Code;

Lighthouse Capital Management, Inc. will include on Schedule F of Form ADV, Part II a description of the firm's Code and an offer to provide a copy of the Code to any client or prospective client upon request

Mandatory training of covered persons will occur periodically.

The firm's Chief Compliance Officer will review at least annually the adequacy of the Code and the effectiveness of its implementation.

Reports to Board of Directors of mutual funds advised by Lighthouse Capital Management, Inc.:

●	The Code of Ethics and any amendments will be submitted to the board of directors for approval.
●	Lighthouse Capital Management, Inc. will provide an annual written report to the board of directors that describes any issues arising under the Code since the last report, material violations, waivers granted and certification of the firm's procedures to prevent covered persons from violating the Code.

All covered persons must report violations of the firm's Code of Ethics promptly to the Chief Compliance Officer or President. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.